FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of September 15, 2023 (this “Amendment”), by and between P10, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent (the “Rights Agent”). Unless the context otherwise requires, capitalized terms used in this Amendment have the respective meaning given to them in the Original Agreement (defined below).

Recitals

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of October 20, 2021 (the “Original Agreement”);

WHEREAS, pursuant to Section 27 of the Original Agreement, the Company may, and the Rights Agent will if the Company so directs, supplement or amend the provisions of the Original Agreement without the approval of any holders of the Rights or Common Shares in any manner which the Company may deem desirable; and

WHEREAS, the board of directors of the Company has taken action to amend the Original Agreement as contemplated herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound hereby, agree as follows:

1.
Amendment to Original Agreement. Section 33(a) of the Original Agreement is hereby amended and restated as of the date of this Amendment to read as follows:

For all the purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for the purpose of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with the provisions of Section 382 of the Code, or any successor or replacement provision, and the Treasury Regulations promulgated thereunder. The Board will have the exclusive power and authority to administer this Agreement and to exercise or refrain from exercising all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power (i) to interpret the provisions of this Agreement (including, without limitation, Section 27, this Section 33 and other provisions hereof relating to its powers or authority hereunder) and (ii) to make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become null and void). All such actions, calculations, interpretations and determinations (including, for the purpose of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Board in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board to any liability to the Rights Agent or the holders of the Rights, in each case to the fullest extent permitted by applicable law. The Rights Agent is entitled always to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.

4890-6788-5438.5

2.
Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically will have the same authority, effect and enforceability as an original signature.
3.
Governing Law. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.
4.
Descriptive Headers. Descriptive headings of the sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.
5.
Successors and Assigns. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent will be binding on and inure to the benefit of their respective successors and assigns hereunder.
6.
No Other Modification. Except as specifically amended hereby, all terms and conditions of the Original Agreement shall remain in full force and effect, without modification or limitation.

[signature page follows]

4890-6788-5438.5

IN WITNESS WHEREOF, this Amendment has been executed and delivered by an authorized representative of each of the undersigned as of the date first written above.

P10, Inc.

By:	/s/ Robert Alpert
	Name:	Robert Alpert
	Title:	Co-CEO

Equiniti Trust Company, LLC

By:	/s/ Susan R. Hogan
	Name:	Susan R. Hogan
	Title:	SVP

[First Amendment to Rights Plan]